FILED

GLOBAL BOATWORKS HOLDINGS, INC.
Articles of Amendment

2018 SEP -4 AM 5:56

SECRETARY OF STATE
TALLAHASSEE, FL

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, GLOBAL BOATWORKS HOLDINGS, INC., a Florida corporation, does hereby amend its Articles of Incorporation.

1. The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is Global Boatworks Holdings, Inc., a Florida corporation.

2. After the filing and effectiveness pursuant to the Florida Business Corporations Act of these Articles of Amendment the Articles of Incorporation of the Corporation, at 12:01 am on September 14, 2018 (the "Effective Time"), each one thousand (1,000) shares of the Corporation's common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of common stock shall he issued in connection with the Reverse Stock Split and any fractional share interests shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock ("Old Certificates"), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the rounding up of the fractional share interests as described above. At the Effective Time of the Reverse Stock Split, Article IV of the Corporation's Articles of Incorporation is hereby amended to read in its entirety as follows:

"Article IV

CAPITAL STOCK

The total number of shares of capital stock which the corporation shall have the authority to issue Five Billion Ten Million (5,010,000,000) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock having a par value of $.0001 per share and Five Billion (5,000,000,000) shares of Common Stock have a par value of $.0001 per share."

3. The amendment to the Articles of Incorporation of Global Boatworks Holdings, Inc., a Florida corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of August 3, 2018. The amendment was duly adopted by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on August 14, 2018

GLOBAL BOATWORKS HOLDINGS, INC.

By: [signature]
Robert Rowe
Chief Executive Officer